EXHIBIT 10.1
MASTER SERVICES AGREEMENT
     THIS AGREEMENT, entered into and effective as of this 21 day of June 2007, (the “Effective Date”), is by and between THE SPECTRANETICS CORPORATION (“Spectranetics”) and CRAIG WALKER. MD (“Provider”).
WITNESSETH:
     WHEREAS, Spectranetics wishes to engage Provider to perform certain services (the “Services”) and to create and deliver certain Work Product as defined below and Provider desires to accept association with Spectranetics in such capacity and represents that it possesses the skills and expertise required to perform the Services.
Work Product:
“Spectranetics” will pay $2500/day (minimum 6 hours) for any Spectranetics sponsored training course at a maximum of 6 days per quarter.
Courses will include:
     Physician, observations
o	A didactic session on laser safety and physics;

o	A didactic session on laser operation followed by a demonstration of the CVX-300;

o	A review of patient films demonstrating the lesions that meet the indications for use;

o	A review of cases demonstrating the proper CLiRpath technique in lesions that meet the indications for use.
     Spectranetics new hire training includes:
o	Ancillary (Guide wires, sheaths, etc.)

o	Simulator use

o	Cines review
We will pay $2000/day (minimum 6 hours )for secondary sponsorship of any pre-approved courses, including “hands-on” courses at a maximum of 5 days per quarter.
o	A didactic session on laser safety and physics;

o	A didactic session on laser operation followed by a demonstration of the CVX-300;

o	A review of patient films demonstrating the lesions that meet the indications for use

o	A minimum of 3 cases demonstrating the proper CLiRpath technique in lesions that meet the indications for use required.

o	Spectranetics will also receive names and contact information for all physicians trained during secondary sponsorship

Any additional unspecified courses will be paid at $2500/day (minimum 6 hours) with the same FDA approved requirements. Additional courses must be pre-approved by Director of Sales, Mike Ferguson or Director of Training, TBD.
     NOW, THEREFORE, in consideration of the mutual covenants and premises hereinabove and hereinafter set forth, the parties hereby agree as follows:
1. SERVICES
     A. Provider will perform the Services in accordance with the highest professional standards applicable to the performance of like services. Provider acknowledges that time is of the essence in performance of the Services and failure of Provider to perform the Services in the times specified will be grounds for termination of this Agreement by Spectranetics. To the extent that the terms of the body of this Agreement and any Addendum conflict, the terms of the Addendum will control.
     B. Spectranetics may periodically request written reports concerning Provider’s progress, project status, cost data, and other matters pertaining to the Services, and Provider will promptly provide such reports to Spectranetics at no additional charge.
     C. In the event delay is caused by circumstances beyond the reasonable control of Provider, without Provider’s fault or negligence, the time for performance of the Services will be extended by a reasonable period, not to exceed the number of days that such circumstances exist. The time for performance may be extended further upon written authorization by an authorized representative of Spectranetics. In the event that such delay extends more than 30 calendar days, Spectranetics will have the option of canceling all or part of the Services.
2. COMPENSATION
     A. As full and complete consideration for the Services to be performed by Provider, and for the rights granted in this Agreement, Spectranetics will pay Provider an amount upon quarterly statement received from “Provider” (the “Fees”). Unless otherwise expressly set forth in any Addendum, no additional fees are payable by Spectranetics with respect to any services performed by Provider in accordance with such Addendum. This Agreement will not impact Spectranetics’ funding and support of the International Congress, and Spectranetics will continue annual funding of the International Congress as determined by Spectranetics.
     B. Spectranetics will reimburse Provider for reasonable pre-authorized travel and lodging expenses incurred in connection with performance of the Services. Reimbursement will be conditioned upon providing Spectranetics with itemized receipts and supporting documentation submitted in accordance with Spectranetics’ instructions. All air travel will be coach class unless approved in advance by an authorized representative of Spectranetics. Fees are inclusive of all taxes, which are Provider’s responsibility.

3. CONFIDENTIALITY
     A. Provider represents and warrants to Spectranetics that the performance of the Services by Provider will not violate any proprietary rights of third parties, including patents, copyrights or trade secrets, and that Provider’s rendering of the Services to Spectranetics under this Agreement will not violate any contractual obligations or confidential relationships that Provider may have to or with any third party. Provider will defend, indemnify and hold Spectranetics, its parents, subsidiaries and other affiliates, and the respective officers, directors, employees and agents of each of them, harmless from and against any and all claims, suits, liabilities, losses, costs and expenses (including attorneys’ and experts’ fees and court costs), arising from or incident to Provider’s breach of these representations and warranties.
     B. Provider will hold in trust and confidence all of the information regarding Spectranetics’ business, the Services performed under this Agreement and the results thereof: (i) disclosed by Spectranetics, its agents or employees to Provider; (ii) obtained from Spectranetics or otherwise learned as a result of the Services performed for Spectranetics; or (iii) used as a basis for or contained in any reports prepared by Provider for Spectranetics under this Agreement (all of which will be called the “Confidential Information”). The existence and substance of this Agreement will be considered part of the Confidential Information. Provider will not disclose all or any part of the Confidential Information to any third party, make any press release regarding the existence of this Agreement or make any commercial or other use of any of same without the prior written consent of Spectranetics, which consent may be withheld for any or no reason.
     C. The restrictions in Section 3.B will not apply to any portion of the Confidential Information that Provider clearly demonstrates falls within any of the following categories: (i) Confidential Information that, as of the time of disclosure to Provider, was already known to Provider without obligation of confidentiality, as demonstrated by appropriate documentary evidence antedating the relationship between Provider and Spectranetics; (ii) Confidential Information obtained after the Effective Date by Provider from a third party that is lawfully in possession of such information and not in violation of any contractual or legal obligation to Spectranetics with respect to such information; (iii) Confidential Information that is or becomes part of the public domain through no fault of Provider or its employees; or (iv) Confidential Information that is required to be disclosed by administrative or judicial action so long as Provider gives notice to Spectranetics as soon as practicable after Provider becomes aware of such requirement.
     D. Provider will restrict access to all of the Confidential Information to only such limited group of its employees and agents who: (i) require such information in connection with their activities as contemplated by this Agreement; and (ii) have agreed in writing with Provider to maintain the confidential nature of all proprietary information, including that of third parties, received by them in the course of their employment.
     E. Upon termination of this Agreement, or earlier upon Spectranetics’ request, Provider will deliver all items containing any Confidential Information to Spectranetics or make such other disposition thereof as Spectranetics may direct.

     F. If requested by Spectranetics, Provider will maintain all or any portion of the written materials relating to or containing the Confidential Information as may be designated by Spectranetics in a restricted access area and plainly marked to indicate the secret and confidential nature thereof and prevent unauthorized use or reproduction thereof.
     G. Disclosure of the Confidential Information to Provider hereunder will not constitute any option, grant or license to Provider under any patent or other rights now or hereinafter held by Spectranetics, its parents, subsidiaries or other affiliates.
     H. Provider hereby gives assurance to Spectranetics that it will not knowingly, unless it has obtained prior written authorization from the U.S. Department of Commerce or is otherwise permitted by the U.S. Department of Commerce Export Administration Regulations, export or otherwise disclose, directly or indirectly, any technology received from Spectranetics, nor allow the direct product thereof to be shipped, either directly or indirectly, to any destination that is proscribed under Part 740 of the U.S. Department of Commerce Export Administration Regulations or to any national of any one of those countries (“Prohibited Nationals”). Provider further agrees to notify Spectranetics if it assigns any Prohibited National to perform Services under this Agreement.
4. OWNERSHIP OF WORK PRODUCT AND TECHNOLOGY
     A. Unless otherwise expressly agreed by the parties, all deliverables required by the Services and all tangible and intangible property, work products, inventions and discoveries that are conceived, developed, created or obtained by Provider specifically for Spectranetics in connection with the performance of the Services (the “Work Product”), including all technical notes, schematics, artwork, literature, methods, processes and photographs, will be considered “works made for hire” and, therefore all right, title and interest therein, (including patents and copyrights) will vest exclusively in Spectranetics. To the extent that all or any part of the Work Product does not qualify as a “work made for hire” under applicable law, and except as otherwise expressly agreed by the parties, Provider hereby irrevocably assigns to Spectranetics all right, title, and interest (including patents and copyrights) in such Work Product. None of the Work Product will be used by Provider on any other project or with any other client except with Spectranetics’ written consent. If any part of the Work Product is the work of a subcontractor employed by Provider, then Provider will require such subcontractor to execute a written assignment in form and substance acceptable to Spectranetics so as to secure for Spectranetics exclusive ownership in the Work Product. Provider will promptly thereafter deliver such assignment to Spectranetics. Additionally, Provider will promptly prepare and deliver to Spectranetics any invention records or memoranda requested by Spectranetics in connection with the Work Product. If any part of the materials delivered to Spectranetics as part of the Services does not constitute Work Product (“Other Materials”), Provider hereby grants to Spectranetics an unlimited, worldwide, non-exclusive, perpetual, fully paid-up license to use, copy, modify and create derivative works from such Other Materials.
     B. All products, engineering data, business plans and information, specifications, drawings, or other Spectranetics property furnished by Spectranetics to Provider will remain the exclusive property of Spectranetics. Such Spectranetics property will be used for no purpose other than the performance of the Services. If requested by Spectranetics, Provider will sign and deliver a written itemized receipt or loan agreement for all such property and will be responsible for its safekeeping. Upon termination or expiration of this Agreement, such property will be immediately returned to Spectranetics.
     C. Without further remuneration (except for its out-of-pocket expenses) and whether or not this Agreement is in effect, Provider will, at Spectranetics’ request, execute and deliver to Spectranetics any documents and give all reasonable assistance that may be essential or desirable to secure to, assign, and vest in Spectranetics the sole and exclusive right, title, and interest in and to the Work Product.
     D. Provider hereby irrevocably waives any and all “moral rights” that it may have in the Work Product, or any part thereof, in connection with Spectranetics’ use thereof. To the extent such waiver may be invalid or unenforceable, Provider will, without further remuneration (except for its out-of-pocket expenses) and whether or not this Agreement is in effect, execute and deliver to Spectranetics such waiver of Provider’s “moral rights” concerning the Work Product and Spectranetics’ use thereof as may be requested by Spectranetics. Provider acknowledges that the term “moral rights” as used herein includes the right of an author: to be known as the author of a work; to prevent others from being named as the author of the work; to prevent others from falsely attributing to the author the authorship of a work which he/she has not in fact created; to prevent others from making deforming changes in the author’s work; to withdraw a published work from distribution if it no longer represents the views of the author; and to prevent others from using the work or the author’s name in such a way as to reflect negatively on his/her professional standing.
5. NO EXCLUSIVITY
     Provider may engage in other business or research activities that do not affect its ability to perform the Services or its other obligations under this Agreement.
6. REPRESENTATIONS AND WARRANTIES
     Each party hereby represents and warrants to the other that:
     A. It is duly organized, validly existing and in good standing in its state of organization or incorporation and has all requisite power and authority to carry on its business as currently conducted. It is duly qualified or licensed to do business and is in good standing under the laws of each jurisdiction in which the nature of the activities conducted by it makes such qualification necessary.
     B. It has all requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement, the Addenda, and all other documents and instruments to be executed and delivered by it in connection with this Agreement. The execution and delivery by it of, the performance by it of its obligations under, and the consummation by it of the transactions contemplated by, this Agreement, the Addenda, and all other documents and instruments to be executed and delivered by it in connection with this Agreement have been duly authorized by all requisite corporate action of it, and this Agreement is, and all other documents and instruments to be executed and delivered by it in connection with this Agreement will be, the valid and binding obligations of it, enforceable in accordance with their terms, except insofar as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally or by principles governing the availability of equitable remedies.
     C. The execution, delivery and performance by it of this Agreement, the Addenda, and all other documents and instruments to be executed and delivered by it in connection with this Agreement will not: (i) violate any provision of its organizational documents; (ii) require any consent, approval or authorization of, or any filing with or notice to, any person; or (iii) (a) violate, conflict with or constitute a breach of or default under any agreement (without regard to requirements of notice, passage of time or elections of any person), (b) permit or result in the termination, suspension, modification of, (c) result in the acceleration of (or give any person the right to accelerate) its performance under, or (d) result in the creation or imposition of any encumbrance under, any instrument or other agreement to which it is a party or by which it or any of its assets is bound or affected, except for purposes of this clause (iii) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have a material adverse effect on it or on the validity, binding effect or enforceability of this Agreement.
7. INDEMNIFICATIONS
     A. Provider will defend, indemnify and hold Spectranetics, its parents, subsidiaries and other affiliates, and the respective officers, directors, employees and agents of each of them (each, an “Indemnitee”), harmless from and against all claims, suits, liabilities, losses, costs and expenses (including attorneys’ and experts’ fees and court costs) arising from or incident to Provider’s breach of this Agreement, Provider’s infringement of any third party’s intellectual property rights, or misappropriation of third party confidential information, or personal or bodily injury or property damage to the extent such injury and/or damage results from the negligence or willful misconduct of Provider or its employees, agents or subcontractors; except, in each case, to the extent that such losses result from the negligence or intentional misconduct of such Indemnitee.
     B. The obligations of Provider under this Section 8 to indemnify and hold any Indemnitee harmless are subject to such Indemnitee (i) granting Provider control of the defense and settlement of any such claim (provided that, in the event and to the extent that Provider fails or refuses to reasonably defend such Indemnitee, then such Indemnitee will have the right to provide its own defense at Provider’s expense), and (ii) reasonably assisting Provider in the defense of such claim, provided that Provider reimburses such Indemnitee for out of pocket expenses. The failure by any Indemnitee to provide prompt notice to Provider of a third party claim will not discharge any of Provider’s obligations under this Section 8, except to the extent that Provider is materially prejudiced by any delay or defect in the notice. Neither party will have any liability for, nor obligation arising under, any settlement or compromise made without its prior written consent.

8. TERM, TERMINATION AND CANCELLATION
     A. This Agreement will commence on the Effective Date and will continue for a period of one year, subject to a single renewal term for a period of one year as the parties may mutually agree in writing (the ‘Term”). Notwithstanding the expiration or termination of this Agreement, if and to the extent that Provider continues performance under any Addendum beyond the Term, this Agreement will survive with respect to such performance.
     B. In addition to any other remedies to which it may be entitled at law or in equity, either party may terminate this Agreement or any Addendum entered into under this Agreement, without liability, upon written notice to the other if (i) the other makes a general assignment for the benefit of creditors, or if an Order for Relief under title 11, United States Code, is entered against the other or (ii) the other commits a material breach of its obligations under this Agreement or such Addendum. However, in the case of any such breach which is capable of being cured, neither party will terminate this Agreement or Addendum unless and until the other has failed to cure such default within 30 days after it has been served with a written notice requiring that such default be cured and stating its intention to terminate this Agreement or Addendum if compliance with the notice is not met.

     C. Any other provision of this Agreement notwithstanding, Spectranetics will have the right, within its sole discretion, to terminate the Services of Provider without further liability hereunder for any reason whatsoever upon ten days prior written notice to Provider. In such event, Spectranetics will be liable to Provider for the lesser of (i) all Fees paid and payable prior to the effective date of termination or (ii) fees and expenses for the services actually performed prior to the date of termination calculated at Provider’s standard rates plus costs incurred by Provider as a direct result of such termination.
9. NOTICES
     All notices and other communications required or permitted to be given under this Agreement will be in writing and will be delivered personally, or mailed by registered or certified mail, return receipt requested, postage prepaid, by recognized overnight delivery service or by telecopy, confirmed by mailing as described above, addressed as follows:

If to Spectranetics:	The Spectranetics Corporation

Attention:

If to Provider:	Craig Walker, MD
225 Dunn Street
Houma, LA 70360
Phone: 985-876-0300
Any notice so addressed and delivered personally will be deemed given upon receipt. Any notice so addressed and mailed will be deemed given upon receipt, but in no event later than five days following deposit in the United States mails in accordance with this Section 11, or one business day following deposit with a recognized overnight delivery service. Either party may change its address by giving the other notice thereof in the manner provided in this Section 11.
10. INDEPENDENT CONTRACTOR
     In performing the Services hereunder, Provider will act in the capacity of an independent contractor and not as an employee or agent of Spectranetics. Provider will not represent itself as an agent or legal representative of Spectranetics for any purpose whatsoever. Provider will be solely responsible for the employment and remuneration of its employees and subcontractors and any claims with respect thereto, and will be solely responsible for the withholding and payment of all federal, state, and local income taxes as well as all FICA and FUTA taxes applicable to it, or such employees and subcontractors. Provider acknowledges that as an independent contractor, neither it nor any of its employees or subcontractors will be eligible for any Spectranetics employee benefits, including vacation, medical, dental, or pension benefits. Provider will defend, indemnify and hold Spectranetics, its parents, subsidiaries and other affiliates, and the respective officers, directors, employees and agents of each of them, harmless from and against all claims, suits, liabilities, losses, costs and expenses (including attorneys’ and experts’ fees and court costs) made by any of Provider’s employees or independent contractors arising from or incident to its failure to pay any such taxes or any allegation or claim by any such employee or subcontractor including that they are or may be an employee or subcontractor of Spectranetics.

11. LIMITATION OF LIABILITY
     Except as specifically provided in this Agreement, in no event will either party be liable to the other for any special, incidental or consequential damages or losses of any kind which may be suffered by either of them with respect to the subject matter hereof. Such damages include compensation, reimbursement or damages on account of present or prospective profits, expenditures, investments or commitments, whether made in the establishment, development or maintenance of business reputation or goodwill, or for any other reason whatsoever, including the claims of any third party.
12. GENERAL
     A. Provider will comply with all statutes, ordinances, and regulations of all federal, state, county and municipal or local governments, and of any and all of the departments and bureaus thereof, applicable to the carrying on of its business and the performance of the Services.
     B. No right or interest in this Agreement will be assigned or subcontracted by Provider without the prior written consent of Spectranetics, and no delegation of the performance of the Services or other obligations owed by Provider to Spectranetics will be made without such consent of Spectranetics, which consent may be withheld for any or no reason.
     C. Either party’s waiver of any breach or failure to enforce any of the terms and conditions of this Agreement at any time will not in any way affect, limit or waive such party’s right thereafter to enforce and compel strict compliance with every term and condition hereof.
     D. This Agreement will be deemed to have been made and executed in the State of Colorado and any dispute arising hereunder will be resolved in accordance with the laws of Colorado, without reference to its conflict of laws principles. In the event of any dispute related to this Agreement, the prevailing party will be entitled to recover all its expenses related to such dispute including reasonable attorneys fees and court costs.
     E. All the representations, warranties and indemnifications made by either party in this Agreement and the obligations of Provider under Sections 4, 5, 8, 11, 12, 13, and the parties respective obligations under Section 14 will survive the expiration or termination hereof.
     F. Except as specifically provided in this Agreement, the rights and remedies of the parties set forth herein will be cumulative and in addition to any rights and remedies available to them at law or in equity.
     G. This Agreement, including Exhibits and Addenda, constitutes the complete agreement between the parties and supersedes all prior communications and agreements between them with respect to the subject matter hereof and may not be modified or otherwise amended except by a further writing executed by both parties hereto, which writing specifies that it is an amendment hereto. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the party intended to be benefitted by such provision or any other provisions of this Agreement.
     H. The captions of this Agreement are for convenience only and do not constitute a part of this Agreement. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The word “include” and derivatives of that word are used in this Agreement in an illustrative sense rather than limiting sense. This Agreement has been negotiated by Spectranetics and Provider and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.
     I. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.
[The remainder of this page has intentionally been left blank]

     IN WITNESS WHEREOF, the parties have by their duly authorized representatives have executed this Agreement as of the Effective Date.

Provider:		Spectranetics:
Craig Walker, MD		The Spectranetics Corporation

By:	/s/ Craig Walker, MD	By:	/s/ John G. Schulte

Name:	Craig Walker, MD	Name:	John G. Schulte
Title:		Title:	Chief Executive Officer

Addendum I
Speaker honorariums, will be reduced to $3000 per event to be paid out separately from the quarterly consulting payment (speaking engagement must be pre-approved by Director of Marketing Communications, Michelle Jackson).
Master Summits will be paid out separately at $10,000 for directing and $5000 for moderation.

12